Exhibit 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION REPORTS SECOND QUARTER AND YEAR TO DATE 2008 PROFITS
     Tempe, Ariz., July 31, 2008/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three and six months ended June 30, 2008.
     Net income for the three months ended June 30, 2008 was $0.8 million, compared to net income of $1.0 million for the comparable period in 2007. Net income for the six month period ended June 30, 2008, was $0.7 million compared to net income of $0.1 million for the comparable period in 2007.
     Net sales for the three months ended June 30, 2008, decreased 18.5% to $21.8 million compared to $26.7 million for the same period in 2007. Net sales for the six months ended June 30, 2008, were $40.2 million compared to $53.1 million for the same period in 2007. The decrease in net sales was primarily due to lower sales in the mass retail, independent specialist and OEM distribution channels. Net sales for the three and six months ended June 30, 2007 included sales of end-of-life product and initial pipeline shipments of Rockford’s 2007 new product line.
     As a percent of net sales, gross margin for the three months ended June 30, 2008 increased to 35.0% compared to 31.4% for the same period in 2007. As a percentage of net sales, gross margin for the six months ended June 30, 2008 increased to 34.8% compared to 30.6% for the same period in 2007. The increase in gross margin percentage was primarily due to lower sales discounts, lower manufacturing variances and higher royalty revenue as a percent of sales.
     Operating expenses for the three months ended June 30, 2008, increased 4.8% to $7.4 million compared to the 2007 level of $7.0 million. In the second quarter of 2008, operating expenses included a special charge of approximately $0.5 million related to costs associated with the elimination of two executive officer positions. Operating expenses for the six month period ended June 30, 2008, were $13.6 million compared to $15.4 million for the same period in 2007. In the six month period ending June 30, 2007, operating expenses included a special charge of approximately $1.1 million primarily related to the Retirement and Salary Continuation Agreement for Rockford’s former Chief Executive Officer.
     In the second quarter of 2008 Rockford repurchased $2.0 million face value of its outstanding convertible notes and 190,000 associated warrants for a total price of approximately $1.2 million. Rockford recorded a gain to interest and other expense (income), net, of approximately $0.8 million.
     William R. Jackson, Rockford’s President, commented, “The mobile electronics business in the US has been hit hard by recent economic conditions. New car sales continue to soften and truck and SUV sales remain especially weak. We continue to see mixed results from the retail market. Our big box and mass retail partners have experienced softness in the mobile electronics sector. At the same time some specialist retailers are reporting sales that are flat or slightly up, but those results are fragmented throughout the US.”
     Mr. Jackson continued, “Our team has worked hard to get our organizational structure in line with today’s challenging market conditions. We believe we are well positioned. Our outsourcing model continues on track and will be complete by the end of 2008. Our second quarter results confirm that our business model is working. Margins continue to improve. Our balance sheet and overall profitability continue to improve. However we continue to be cautious about the current business environment.”
     Rich Vasek, Rockford’s Chief Financial Officer, noted “We have seen significant increases in our raw material and finished goods costs. Specifically, copper and aluminum prices have contributed to significant cost increases in the last 12 months. Our inbound and outbound freight costs have also continued to climb this year. As a result of these increases, we announced a price increase to our dealers and distributors in June that will become effective this month.”
     Mr. Jackson observed that “OEM continues to be affected by the slow new car market. Nissan continues to see softness in truck and SUV sales, which represent our largest segment with them. Mitsubishi continues to do well, particularly in the international markets.”
     Mr. Jackson concluded “On a positive note, our products continue to receive great accolades from our dealers and consumers. Many of our specialist dealers are reporting higher average selling prices this season, even with the reduced store traffic. Our sales and marketing teams continue to work closely with our retail partners to maximize each potential sale this season.”

     About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. We caution you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those anticipated in our forward-looking statements. We disclaim any obligation or undertaking to update forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Our revenues continued to decline in the first half of 2008, primarily attributable to continued weakness in the mobile audio market and to the elimination in 2008 of end-of-life and new product load in sales that increased sales in the same period in 2007. The U.S. retail environment for mobile audio appeared to become more difficult during 2007 and early 2008, with many retailers reporting decreases in customer traffic. Negative economic headlines, and increased gasoline prices, appear to have contributed to this difficult environment by making customers and retailers become more conservative in their spending. If sales erode more rapidly in 2008, we may not be able to achieve our business objectives. In this event, we could suffer setbacks in our competitive position, ability to improve our aftermarket and OEM businesses, and overall financial performance. Under such circumstances, we might not be able to sustain the return of our business to profitability.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 14, 2008. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that we have not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2007 and 2008
($000s omitted except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2008	2007	2008
	(unaudited)		(unaudited)
Net sales	$26,740	$21,786	$53,112	$40,230
Cost of goods sold	18,342	14,163	36,834	26,251

Gross profit	8,398	7,623	16,278	13,979

Operating expenses	7,045	7,381	15,453	13,621

Operating income	1,353	242	825	358

Interest and other expense (income), net	383	(597)	722	(390)

Income before income taxes	970	839	103	748

Income tax expense	—	—	—	—

Net income	$970	$839	$103	$748

Income per common share:
Net income
Basic	$0.10	$0.10	$0.01	$0.08

Diluted	$0.10	$0.09	$0.01	$0.08

Weighted average shares:
Basic	9,401	8,744	9,399	8,813

Diluted	11,499	10,576	9,469	8,813

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets
At December 31, 2007 and June 30, 2008
(In thousands)

	December 31,	June 30,
	2007	2008
	(unaudited)
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	15,885	20,574,
Inventories	14,352	10,616
Prepaid expenses and other current assets	1,224	666

Total current assets	31,461	31,856

Property and equipment, net	1,905	1,943
Other assets	646	443

Total assets	$34,012	$34,242

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$5,794	$7,881
Accrued salaries and incentives	1,415	1,604
Accrued warranty and returns	1,267	888
Other accrued liabilities	1,640	1,800
Current portion of other long-term liabilities	760	581
Notes payable	—	7,434
Asset based credit facility	3,475	3,445

Total current liabilities	14,351	23,633

Notes payable	9,582	158
Other long-term liabilities	133	75

Total liabilities	24,066	23,866

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	38,319	38,414
Retained deficit	(27,569)	(26,821)
Treasury stock	(898)	(1,311)

Total shareholders’ equity	9,946	10,376

Total liabilities and shareholders’ equity	$34,012	$34,242

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